Exhibit 99.1

FOR IMMEDIATE RELEASE October 2, 2018

Tandy Leather Factory Announces Leadership Changes
FORT WORTH, TEXAS - Tandy Leather Factory, Inc., (NASDAQ: TLF) the world's largest specialty retailer of leather and leathercraft related items, announced the resignation of CEO, Shannon Greene and President, Mark Angus, while appointing Janet Carr as its new Chief Executive Officer. Ms. Carr will also become a member of the Board of Directors.
Ms. Carr brings over 25 years of retail, digital and omni-channel experience to Tandy Leather. Most recently she was the SVP of Global Business Development for Caleres (formerly Brown Shoe). While there, she was responsible for international wholesale and retail for all of their brands. Prior to Caleres, she was the President of the Handbag Division of Nine West Group, where she was responsible for all aspects of design, development and sales in both wholesale and retail. Ms. Carr has deep experience in strategy and consumer insights in various roles at a number of prominent retailers including Tapestry (formerly Coach), Gap Inc. and Safeway.  Earlier in her career, she was a management consultant focused on retail and consumer strategy for Booz Allen & Hamilton.
Janet Carr stated, "I am honored to be joining Tandy Leather, with its venerable heritage and strong market position. I look forward to working with the talented Tandy Leather team and the Board to guide the future of the Company."
Tandy Leather's Chairman of the Board, Jeff Gramm stated, "The Board of Directors is excited to have such a talented executive as Janet Carr, whose broad retail experience and impressive track record make her the perfect choice to lead Tandy Leather into its 100th year.  I also want to thank former CEO, Shannon Greene and former President, Mark Angus for their decades-long commitment to Tandy. The Company showed tremendous growth during their long tenures, and we want to thank them for all of their hard work to help make Tandy Leather what it is today."
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 117 North American stores located in 42 US states and 7 Canadian provinces, and three International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact: Tina Castillo, Tandy Leather Factory, Inc. (817) 872-3200 or tcastillo@tandyleather.com
                Mark Gilbert, Magellan Fin, LLC (317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.